Exhibit 10.10

Form of

Novatel Wireless, Inc.

2000 Stock Incentive Plan

Restricted Share Award Agreement

Award No.
Effective Date	May 17, 2006

You are hereby awarded restricted shares of the common stock, $0.001 par value per share (“Restricted Shares”), of Novatel Wireless, Inc., a Delaware corporation (together with its parents, subsidiaries and affiliates, the “Company”), subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement” or “Award”), and in the Novatel Wireless, Inc. 2000 Stock Incentive Plan (the “Plan”). By executing this Award Agreement, you agree to be bound by all the Plan’s terms and conditions as if they had been set out verbatim below. Capitalized terms used but not otherwise defined herein are defined in the Plan.

1. Specific Terms. Your Restricted Shares have the following terms:

Name of Recipient
Number of Shares Awarded	7,500
Award Date	May 17, 2006
Vesting (each, a “Vesting Date”)	The Restricted Shares shall vest in three equal annual installments, beginning on May 17, 2007. In the event that you are no longer in Service to the Company in any capacity (e.g. as an employee, consultant, or member of the Board of Directors), any unvested Restricted Shares (including dividends paid thereon), shall be automatically forfeited and returned to the Company for cancellation upon the effective day of the end of your Service.

2. Representation. You hereby represent and warrant to the Company that you have no present intention of distributing or selling the Restricted Shares except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Restricted Shares may be limited by applicable securities laws and the Company’s Insider Trading Policy then in effect.

3. Issuance of Restricted Shares. On or about the effective date of this Award Agreement, the Company shall cause its transfer agent to reflect the issuance in your name of all the Restricted Shares subject to this Award. Such Restricted Shares shall be held in the custody of the Company or its designee for your account. The Restricted Shares shall be subject to the restrictions set forth herein. Until applicable vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement.

4. Stockholder Rights; Unvested Restricted Shares. The Company will hold the Restricted Shares in escrow until applicable vesting occurs, if ever. You must deliver to the Company, coincident with the execution and delivery of this Award Agreement, three (3) stock powers, endorsed in blank, with respect to such shares for the Company’s use pursuant to this Award Agreement. If an event causes you to forfeit any Restricted Shares, the stock powers will be used to return the certificates for the forfeited Restricted Shares to the transfer agent for cancellation. Subject to this Award Agreement, as the owner of record of the Restricted Shares, your name will be reflected as such on the Company’s books and records, and you will be entitled to all rights of a Company stockholder, including voting and dividend rights with respect to the Restricted Shares provided however, that dividends paid with respect to those Restricted Shares, whether in cash or stock, that have not vested at the time of the dividend payment shall themselves be subject to the same restrictions, vesting and forfeiture conditions that apply to the corresponding Restricted Shares.

5. Transfer Restrictions. No portion of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by you until the applicable Vesting Date in accordance with Section 1 hereof and then only in accordance with applicable securities laws and the Company’s Insider Trading Policy then in effect should such policy then apply to you. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any provision of this Award Agreement, or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom you have attempted to transfer such shares.

6. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

7. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, and permitted transferees and assigns.

8. Modifications. This Award Agreement may not be modified or amended without your prior written consent.

9. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

10. Severability. Every provision of this Award Agreement is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

11. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12. Plan. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan.

13. Governing Law. The laws of The State of California shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s authorized representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

NOVATEL WIRELESS, INC.

By:
Name: Peter V. Leparulo
Title: Chief Executive Officer

RECIPIENT

By:
Name of Recipient: